Exhibit 99.1

News Release

Media Contacts:	Steven Campanini	Investor Contacts:	Carol Ferguson
	(908) 423-4291		(908) 423-4465

	David Caouette		Alex Kelly
	(908) 423-3461		(908) 423-5185

Merck Announces Second Quarter 2011 Financial Results

•	Double-Digit Non-GAAP EPS Growth in Second Quarter 2011: Non-GAAP EPS of $0.95; GAAP EPS of $0.65

•	Total Company and Pharmaceutical Sales Grow by 7 Percent, Including Foreign Exchange

•	Double-Digit Global Growth Continues for JANUVIA, JANUMET, REMICADE, and ISENTRESS

•	VICTRELIS and Other Product Launches Underway

•	Company Raises Lower End of its 2011 Non-GAAP EPS Range; Provides New Range of $3.68 to $3.76; Also Updates GAAP EPS Range to $1.95 to $2.17

•	Company Announces New Phase of Merger Restructuring Program

WHITEHOUSE STATION, N.J., July 29, 2011 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2011.

$ in millions, except EPS amounts	Second Quarter 2011	Second Quarter 2010
Sales	$12,151	$11,346
GAAP EPS	0.65	0.24
Non-GAAP EPS that excludes items listed below [1]	0.95	0.86
GAAP Net Income [2]	2,024	752
Non-GAAP Net Income that excludes items listed below 1, [2]	2,950	2,708

[1]

Merck is providing certain 2011 and 2010 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the company's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For a description of the items, see Table 2a, including the related footnotes, attached to this release.

[2]	Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the second quarter of $0.95 excludes acquisition-related costs, restructuring costs and the benefit of certain tax items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	Second Quarter 2011			Second Quarter 2010
$ in millions, except EPS amounts	Net Income [2]	EPS		Net Income [2]	EPS
GAAP	$2,024	$0.65		$752	$0.24
Difference	926	0.30	[3]	1,956	0.62	[3]
Non-GAAP that excludes items listed below	$2,950	$0.95		$2,708	$0.86

$ in millions	Second Quarter 2011	Second Quarter 2010
Acquisition-related costs [4]	$1,440	$1,747
Costs related to restructuring programs	816	894
Gain on AstraZeneca’s asset option exercise	—	(443)
Other	7	—
Net decrease (increase) in income before taxes	2,263	2,198
Income tax (benefit) expense [5]	(1,337)	(242)
Decrease (increase) in net income	$926	$1,956

Year-to-date results can be found in the attached financial tables.

“Double-digit growth from key products, and successful new product launches in markets worldwide led to Merck’s strong second quarter results,” said Kenneth C. Frazier, president and chief executive officer. “We’re delivering on our promise to grow both the top and bottom lines while continuing our efforts to streamline and transform Merck.

“By improving the effectiveness and efficiency of our operations and focusing on scientific innovation, we are well-positioned for sustained and profitable growth in the future.”

[3]

Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS which may be different than the amount calculated by dividing the impact of the excluded items by the weighted average shares.

[4]

Includes expenses for the amortization of intangible assets and amortization of purchase accounting adjustments to inventories recognized as a result of the merger, as well as intangible asset impairment charges. Also includes integration and other costs associated with mergers and acquisitions.

[5]

Includes an estimated income tax (benefit) expense on the reconciling items. In addition, amount for 2011 includes the net favorable impact of approximately $700 million relating to the settlement of a federal income tax audit, as well as the favorable impact of certain foreign and state tax rate changes that resulted in a net $230 million reduction of deferred tax liabilities on intangibles established in purchase accounting.

Update to Merger Restructuring Program

Merck said today that it remains on track to achieve its goal of $3.5 billion in annual cost synergies by the end of 2012.

The company said it will more aggressively reduce its cost structure so Merck can continue to invest in long term profitable growth opportunities while driving a more efficient operating model. As a result, Merck announced the next phase of its Merger Restructuring Program today. As part of this next phase, the company expects to reduce its workforce, as measured at December 31, 2009, by an additional 12 to 13 percent by the end of 2015. At the same time, Merck said it will continue to hire new employees in strategic growth areas of the business such as emerging markets.

“Merck is taking these difficult actions so that we can grow profitably and continue to deliver on our mission well into the future,” said Frazier. “The environment we operate in is changing rapidly and dramatically, and these steps will help us more efficiently serve customers and patients around the world.”

By the end of 2015, Merck now expects the overall Merger Restructuring Program to yield annual ongoing savings of $4.0 billion to $4.6 billion from the original estimate of $2.7 billion to $3.1 billion. Total cumulative pretax costs for the Program are estimated to range between $5.8 billion to $6.6 billion.

Select Revenue Highlights

Worldwide sales were $12.2 billion for the second quarter of 2011, the highest quarterly sales total for the combined company and an increase of 7 percent compared with the second quarter of 2010. Foreign exchange for the quarter favorably affected global sales performance by 4 percent. The revenue increase largely reflects strong sales of JANUVIA (sitagliptin), JANUMET (sitagliptin/metformin hydrochloride), REMICADE (infliximab), SINGULAIR (montelukast sodium), ISENTRESS (raltegravir), GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant], and ZOSTAVAX (zoster vaccine live). Pharmaceutical sales from emerging markets accounted for 18 percent of sales in the quarter.

The table below reflects sales of the company’s top Pharmaceutical products, as well as total sales of Animal Health and Consumer Care products.

$ in millions	Second Quarter 2011	Second Quarter 2010	Change
Total Sales	$12,151	$11,346	7%

Pharmaceutical [6]	10,360	9,638	7%
SINGULAIR	1,354	1,258	8%
REMICADE	842	669	26%
JANUVIA	779	600	30%
ZETIA	592	564	5%
VYTORIN	459	490	–6%
COZAAR/HYZAAR	406	485	–16%
ISENTRESS	337	267	26%
NASONEX	323	338	–4%
JANUMET	321	218	47%
GARDASIL	277	219	27%
Animal Health	802	731	10%
Consumer Care [6]	541	544	–1%
Other Revenues [7]	448	433	3%

The combined diabetes franchise of JANUVIA/JANUMET grew 35 percent to $1.1 billion in the second quarter of 2011.

Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, grew 8 percent from the second quarter of 2010 to $1.4 billion, driven by Japan and the United States.

Global sales grew 26 percent in the quarter for REMICADE, a treatment for inflammatory diseases, due to growth in Europe, Canada and the emerging markets, as well as increases in gastrointestinal indications for the treatment of ulcerative colitis and Crohn’s disease. Under an agreement reached in the second quarter, Merck has transferred exclusive marketing rights for REMICADE and SIMPONI (golimumab) to Johnson & Johnson in territories including Canada, Central and South America, the Middle East, Africa and Asia Pacific, effective July 1, 2011. Merck retains exclusive marketing rights to these products throughout Europe, Russia and Turkey.

ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, grew 26 percent in the second quarter driven by demand in the United States and Europe.

[6]

In the first quarter of 2011, Merck changed the reporting for certain over-the-counter products. Sales of these products outside the United States were previously recorded in the Pharmaceutical business, and are now reported in the Consumer Care business. Prior period amounts have been recast on a comparative basis.

[7]

Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales. Revenue from AstraZeneca LP recorded by Merck was $306 million in the second quarter of 2011.

As expected, global sales of Merck’s antihypertensive medicines COZAAR (losartan potassium) and HYZAAR (losartan potassium and hydrochlorothiazide) continue to decline following loss of marketing exclusivity for these products in the United States and in major European markets. Sales of TEMODAR (temozolomide), a treatment for certain types of brain tumors, declined due to generic competition in Europe.

Sales of ZOSTAVAX were $122 million in the quarter as a significant number of backorders were filled. The company anticipates that backorders will continue until inventory levels are sufficient to meet market demand.

Product Performance – Animal Health

Merck Animal Health sales totaled $802 million for the second quarter of 2011, a 10 percent increase over the same period last year, including an 8 percent contribution from foreign exchange. Animal Health had strong second-quarter performance across all regions. The growth was primarily led by increased sales of new products in cattle, companion animal and poultry. The division’s products include pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species.

Product Performance – Consumer Care

Merck Consumer Care second-quarter global sales were comparable to the second quarter of 2010, reflecting declines in CLARITIN due to a weak allergy season that were partially offset by increases in suncare. Consumer Care includes a variety of over-the-counter medicines, as well as footcare and suncare products.

Second Quarter Expense and Other Information

The costs detailed below on a GAAP basis during the second quarter of 2011 totaled $10.4 billion and include $2.3 billion of acquisition-related costs and restructuring costs.

$ in millions	Included in the expense for the period
Second Quarter 2011	GAAP	Acquisition- Related Costs [4]	Restructuring Costs	Non-GAAP [1]
Materials and production	$4,284	$1,344	$109	$2,831
Marketing and administrative	3,525	77	23	3,425
Research and development	1,936	19	16	1,901
Restructuring costs	668	—	668	—

Second Quarter 2010
Materials and production	$4,549	$1,662	$224	$2,663
Marketing and administrative	3,175	75	—	3,100
Research and development	2,179	—	144	2,035
Restructuring costs	526	—	526	—

The gross margin was 64.7 percent for the second quarter of 2011 and 59.9 percent for the second quarter of 2010, reflecting 12.0 and 16.6 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above.

Equity income from affiliates was $55 million in the second quarter. Equity income from affiliates primarily includes the AstraZeneca LP, Johnson & Johnson°Merck Consumer Pharmaceuticals Company, and Sanofi Pasteur MSD partnerships.

Other (income) expense, net was $121 million of expense in the second quarter of 2011 compared with $281 million of income in the second quarter of 2010. The second quarter of 2010 reflects $443 million of income recognized upon AstraZeneca’s asset option exercise.

The GAAP tax benefit for the second quarter of 2011 primarily reflects a net favorable impact of approximately $700 million relating to the settlement of the company’s 2002 to 2005 federal income tax audit, as well as a favorable impact of certain foreign and state tax rate changes that resulted in a net $230 million reduction of deferred tax liabilities on intangibles established in purchase accounting. The non-GAAP effective tax rate, which excludes the impact of these items as well as acquisition-related costs, restructuring costs, and certain other items, was 24.3 percent for the quarter.

Key Developments

New Drug Approvals

•

VICTRELIS (boceprevir), the company’s oral hepatitis C protease inhibitor, was approved by the U.S. Food and Drug Administration (FDA) and in Europe by the European Medicines Agency. The U.S. launch of VICTRELIS is underway. Separately, the company entered into strategic agreements with Roche to market VICTRELIS globally to physicians as part of a triple combination therapy regimen.

•	The Japanese Ministry of Health, Labour and Welfare approved three products – GARDASIL, ZOLINZA (vorinostat), and CUBICIN (daptomycin for injection).

Other Pipeline Updates

•

Supplemental New Drug Applications (sNDAs) for the cholesterol-lowering medicines VYTORIN (ezetimibe/simvastatin) and ZETIA (ezetimibe) have been accepted for standard review by the FDA. The sNDAs seek indications for VYTORIN, and for ZETIA when used in combination with simvastatin, for the prevention of major cardiovascular events in patients with chronic kidney disease.

•

An sNDA for DULERA (mometasone furoate and formoterol fumarate dihydrate) for the treatment of chronic obstructive pulmonary disease (COPD) has been accepted for review by the FDA. DULERA is currently indicated in the United States for the treatment of asthma.

•

Merck is discontinuing the clinical development program for telcagepant, the company’s investigational calcitonin gene-related peptide receptor antagonist for the treatment of acute migraine. The decision is based on an assessment of data across the clinical program, including findings from a recently completed six-month Phase III study.

•

The company received a Complete Response letter from the FDA for the extended release formulation of JANUMET related to the resolution of pre-approval inspection issues. Merck is responding to the questions raised by the FDA.

Business Development

•

The company and China’s Simcere Pharmaceutical Group announced last week the establishment of a joint venture that will serve China’s rapidly expanding healthcare needs by providing significantly improved access to quality medicines in major therapeutic areas.

•	Merck and Hanwha Chemical Corporation entered into an exclusive global agreement to develop and commercialize a candidate biosimilar form of Enbrel® (etanercept).

•

Earlier this week Merck announced the acquisition of exclusive rights to develop and commercialize the investigational intravenous formulation of vernakalant (vernakalant i.v.) in Canada, Mexico and the United States. The company now has secured worldwide rights to vernakalant i.v., which is currently approved in the EU for rapid conversion of recent onset atrial fibrillation to sinus rhythm and has launched in more than 10 European countries.

Financial Targets

The company raised the lower end of its 2011 non-GAAP EPS range and is now targeting a range of $3.68 to $3.76 and a 2011 GAAP EPS target range of $1.95 to $2.17. The 2011 non-GAAP range excludes acquisition-related costs, costs related to restructuring programs, the benefit of certain tax items, a charge related to the resolution of the arbitration proceeding with Johnson & Johnson, and certain other items.

Merck continues to expect full year 2011 revenue to grow in the low- to mid-single digit percent range from a base of $46.0 billion in 2010.

In addition, the company lowered the top end of its non-GAAP R&D expense target to a range of $8.0 billion to $8.3 billion for the full year of 2011.

The company updated its anticipated consolidated non-GAAP 2011 tax rate to a range of 23 to 24 percent.

A reconciliation of anticipated 2011 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.

$ in millions, except EPS amounts	Full Year 2011
GAAP EPS	$1.95 to $2.17
Difference [3]	1.73 to 1.59
Non-GAAP EPS that excludes items listed below	$3.68 to $3.76

Acquisition-related costs [4]	$5,600 to $5,250
Costs related to restructuring programs	1,500 to 1,300
Arbitration settlement charge	500
Other [8]	(127)
Net decrease (increase) in income before taxes	7,473 to 6,923
Income tax (benefit) expense [5]	(2,109) to (1,993)
Decrease (increase) in net income	$5,364 to $4,930

Total Employees

As of June 30, 2011, Merck had approximately 91,000 employees worldwide.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s second quarter earnings conference call today at 8:00 a.m. EDT by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the call will be available starting at 11 a.m. EDT today for approximately one week. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 76798557.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com.

[8]	Represents a gain on the sale of certain manufacturing facilities and related assets reflected in other (income) expense, net.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2010 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	2Q11	2Q10	% Change	YTD 2011	YTD 2010	% Change
Sales	$12,151	$11,346	7%	$23,732	$22,768	4%
Costs, Expenses and Other
Materials and production (1)	4,284	4,549	–6%	8,343	9,764	–15%
Marketing and administrative (1) / (2)	3,525	3,175	11%	6,689	6,397	5%
Research and development (1) / (2)	1,936	2,179	–11%	4,094	4,230	–3%
Restructuring costs (3)	668	526	27%	654	814	–20%
Equity income from affiliates (4)	(55)	(43)	28%	(193)	(180)	7%
Other (income) expense, net (1) / (5)	121	(281)	*	744	(113)	*
Income Before Taxes	1,672	1,241	35%	3,401	1,856	83%
Income Tax (Benefit) Provision	(382)	461		276	746
Net Income	2,054	780	*	3,125	1,110	*
Less: Net Income Attributable to Noncontrolling Interests	30	28		58	59
Net Income Attributable to Merck & Co., Inc.	$2,024	$752	*	$3,067	$1,051	*
Earnings per Common Share Assuming Dilution (6)	$0.65	$0.24	*	$0.98	$0.33	*

Average Shares Outstanding Assuming Dilution	3,110	3,125		3,106	3,132
Tax Rate (7)	–22.8%	37.1%		8.1%	40.2%

*>	100%
(1)	Amounts include the impact of acquisition-related costs and restructuring costs. See accompanying tables for details.
(2)	The second quarter and first six months of 2010 include a reclassification of certain expenses from marketing and administrative to research and development of $28 million and $52 million, respectively.
(3)	Represents separation and other related costs associated with restructuring activities.
(4)	Primarily reflects equity income from the AstraZeneca LP, Johnson & JohnsonºMerck Consumer Pharmaceuticals Company, and Sanofi Pasteur MSD partnerships.
(5)	Other (income) expense, net in the first six months of 2011 includes a charge of $500 million related to the resolution of the arbitration proceeding with Johnson & Johnson and a $127 million gain on the sale of certain manufacturing facilities and related assets. Other (income) expense, net in the second quarter and first six months of 2010 includes $443 million of income recognized upon AstraZeneca’s asset option exercise. In addition, other (income) expense, net in the first six months of 2010 reflects $102 million of income on the settlement of certain disputed royalties.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $2,020 million and $749 million for the second quarter of 2011 and 2010, respectively, and was $3,059 million and $1,047 million for the first six months of 2011 and 2010, respectively.
(7)	The GAAP effective tax rates for the second quarter and first six months of 2011 were (22.8)% and 8.1%, respectively, which reflect the net favorable impact of approximately $700 million related to the settlement of the company’s 2002-2005 federal income tax audit and the favorable impact of certain foreign and state tax rate changes that resulted in a net $230 million reduction of deferred tax liabilities on intangibles established in purchase accounting. Excluding these items and the other non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 24.3% and 24.9% for the second quarter and first six months of 2011, respectively. The GAAP effective tax rates for the second quarter and first six months of 2010 were 37.1% and 40.2%, respectively. Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 20.5% and 21.7% for the second quarter and first six months of 2010, respectively.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1a

	2011			2010						% Change
	1Q	2Q	YTD	1Q	2Q	YTD	3Q	4Q	Full Year	2Q	YTD
Sales	$11,580	$12,151	$23,732	$11,422	$11,346	$22,768	$11,125	$12,094	$45,987	7%	4%
Costs, Expenses and Other
Materials and production	4,059	4,284	8,343	5,216	4,549	9,764	4,191	4,440	18,396	–6%	–15%
Marketing and administrative (1)	3,164	3,525	6,689	3,222	3,175	6,397	3,192	3,537	13,125	11%	5%
Research and development (1)	2,158	1,936	4,094	2,051	2,179	4,230	2,322	4,559	11,111	–11%	–3%
Restructuring costs	(14)	668	654	288	526	814	50	121	985	27%	–20%
Equity income from affiliates	(138)	(55)	(193)	(138)	(43)	(180)	(236)	(171)	(587)	28%	7%
Other (income) expense, net	622	121	744	167	(281)	(113)	1,108	309	1,304	*	*
Income (Loss) Before Taxes	1,729	1,672	3,401	616	1,241	1,856	498	(701)	1,653	35%	83%
Income Tax Provision (Benefit)	658	(382)	276	286	461	746	126	(201)	671
Net Income (Loss)	1,071	2,054	3,125	330	780	1,110	372	(500)	982	*	*
Less: Net Income Attributable to Noncontrolling Interests	28	30	58	31	28	59	30	31	121
Net Income (Loss) Attributable to Merck & Co., Inc.	$1,043	$2,024	$3,067	$299	$752	$1,051	$342	$(531)	$861	*	*
Earnings (Loss) per Common Share Assuming Dilution	$0.34	$0.65	$0.98	$0.09	$0.24	$0.33	$0.11	$(0.17)	$0.28	*	*

Average Shares Outstanding Assuming Dilution	3,104	3,110	3,106	3,141	3,125	3,132	3,102	3,081	3,120
Tax Rate	38.1%	–22.8%	8.1%	46.4%	37.1%	40.2%	25.3%	28.7%	40.6%

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

*>	100%
(1)	Amounts in 2010 include a reclassification of certain expenses from marketing and administrative to research and development of $24 million, $28 million, $26 million, $42 million and $120 million in 1Q, 2Q, 3Q, 4Q and full year, respectively.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

SECOND QUARTER 2011

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- Related Costs(1)	Restructuring Costs (2)	Certain Other Items	Adjustment Subtotal		Non-GAAP
Sales	$12,151				$—		$12,151
Materials and production	4,284	1,344	109		1,453		2,831
Marketing and administrative	3,525	77	23		100		3,425
Research and development	1,936	19	16		35		1,901
Restructuring costs	668		668		668		—
Equity income from affiliates	(55)				—		(55)
Other (income) expense, net	121			7	7		114
Income Before Taxes	1,672	(1,440)	(816)	(7)	(2,263)		3,935
Taxes on Income	(382)				(1,337	)(3)	955
Net Income	2,054				(926)		2,980
Less: Net Income Attributable to Noncontrolling Interests	30				—		30
Net Income Attributable to Merck & Co., Inc.	$2,024				$(926)		$2,950
Earnings per Common Share Assuming Dilution	$0.65						$0.95 (4)

Average Shares Outstanding Assuming Dilution	3,110						3,110
Tax Rate	–22.8%						24.3%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses of $1.2 billion for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of the merger, as well as $118 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect integration costs, as well as other costs associated with mergers and acquisitions, such as severance costs which are not part of the company’s formal restructuring programs. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.
(3)	Includes a net benefit of approximately $700 million relating to the settlement of the company’s 2002-2005 federal income tax audit, the favorable impact of certain foreign and state tax rate changes that resulted in a net $230 million reduction of deferred tax liabilities on intangibles established in purchase accounting, as well as the estimated tax impact on the reconciling items.
(4)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,942 million for the second quarter of 2011.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

SIX MONTHS ENDED JUNE 30, 2011

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition- Related Costs(1)	Restructuring Costs (2)	Certain Other Items (3)	Adjustment Subtotal		Non-GAAP
Sales	$23,732				$—		$23,732
Materials and production	8,343	2,641	181		2,822		5,521
Marketing and administrative	6,689	135	46		181		6,508
Research and development	4,094	321	61		382		3,712
Restructuring costs	654		654		654		—
Equity income from affiliates	(193)				—		(193)
Other (income) expense, net	744			373	373		371
Income Before Taxes	3,401	(3,097)	(942)	(373)	(4,412)		7,813
Taxes on Income	276				(1,668	)(4)	1,944
Net Income	3,125				(2,744)		5,869
Less: Net Income Attributable to Noncontrolling Interests	58				—		58
Net Income Attributable to Merck & Co., Inc.	$3,067				$(2,744)		$5,811
Earnings per Common Share Assuming Dilution	$0.98						$1.87 (5)

Average Shares Outstanding Assuming Dilution	3,106						3,106
Tax Rate	8.1%						24.9%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses of $2.5 billion for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of the merger, as well as $118 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect integration costs, as well as other costs associated with mergers and acquisitions, such as severance costs which are not part of the company’s formal restructuring programs. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.
(3)	Included in other (income) expense, net is a $500 million charge related to the resolution of the arbitration proceeding with Johnson & Johnson and a $127 million gain on the sale of certain manufacturing facilities and related assets.
(4)	Includes a net benefit of approximately $700 million relating to the settlement of the company’s 2002-2005 federal income tax audit, the favorable impact of certain foreign and state tax rate changes that resulted in a net $230 million reduction of deferred tax liabilities on intangibles established in purchase accounting, as well as the estimated tax impact on the reconciling items.
(5)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $5,795 million for the first six months of 2011.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2011			2010						% Change	% Change
	1Q	2Q	Jun YTD	1Q	2Q	Jun YTD	3Q	4Q	Full Year	2Q	Jun YTD
TOTAL SALES (1)	$11,580	$12,151	$23,732	$11,422	$11,346	$22,768	$11,125	$12,094	$45,987	7	4

PHARMACEUTICAL (2)	9,820	10,360	20,179	9,665	9,638	19,303	9,523	10,441	39,267	7	5

Cardiovascular
Zetia	582	592	1,174	534	564	1,098	571	629	2,297	5	7
Vytorin	480	459	939	477	490	967	485	562	2,014	-6	-3
Integrilin	64	56	120	70	70	140	63	63	266	-20	-14

Diabetes & Obesity
Januvia	739	779	1,518	511	600	1,111	600	675	2,385	30	37
Janumet	305	321	626	201	218	419	247	288	954	47	50

Diversified Brands
Cozaar / Hyzaar	426	406	832	782	485	1,267	423	415	2,104	-16	-34
Zocor	127	107	234	116	117	233	114	121	468	-9	—
Propecia	106	112	218	100	113	213	109	124	447	-1	3
Claritin Rx	120	65	186	98	58	157	53	86	296	12	19
Remeron	60	57	117	51	59	110	50	62	223	-4	6
Vasotec / Vaseretic	57	59	116	59	63	122	69	64	255	-6	-5
Proscar	60	53	113	58	56	114	58	44	216	-5	-1

Infectious Disease
Isentress	292	337	629	232	267	499	278	313	1,090	26	26
Cancidas	158	168	326	153	150	303	135	174	611	12	8
PegIntron	166	154	319	186	185	371	168	198	737	-17	-14
Primaxin	136	136	272	159	158	317	135	158	610	-13	-14
Invanz	87	103	189	75	83	158	91	113	362	24	20
Avelox	106	61	167	106	59	165	59	92	316	3	1
Noxafil	55	56	110	49	50	99	52	48	198	12	12
Rebetol	53	48	100	56	55	111	55	54	221	-13	-10
Crixivan / Stocrin	45	50	95	52	48	100	49	58	206	4	-5

Neurosciences & Ophthalmology
Maxalt	173	131	304	135	133	268	133	149	550	-1	14
Cosopt / Trusopt	114	122	236	115	123	238	114	131	484	-1	-1

Oncology
Temodar	248	234	481	274	271	545	254	266	1,065	-14	-12
Emend	87	120	207	84	93	177	91	110	378	29	17
Intron A	49	47	96	54	51	105	50	54	209	-7	-9

Respiratory & Immunology
Singulair	1,328	1,354	2,682	1,165	1,258	2,423	1,215	1,349	4,987	8	11
Remicade	753	842	1,595	674	669	1,343	661	710	2,714	26	19
Nasonex	373	323	696	320	338	658	259	303	1,219	-4	6
Clarinex	155	209	364	164	191	355	131	138	623	9	3
Arcoxia	114	100	214	95	95	190	94	115	398	5	12
Simponi	54	75	129	10	18	28	27	42	97	*	*
Asmanex	60	47	107	51	56	107	48	53	208	-16	-1
Proventil	42	37	80	57	55	112	43	55	210	-32	-29
Dulera	13	25	37	0	0	0	2	6	8	*	*

Vaccines
ProQuad, M-M-R II and Varivax	244	291	535	319	340	659	434	285	1,378	-14	-19
Gardasil	214	277	490	233	219	451	316	221	988	27	9
RotaTeq	125	148	272	93	139	231	119	169	519	7	18
Zostavax	24	122	146	95	18	114	23	107	243	*	28
Pneumovax	79	64	143	51	59	110	110	156	376	8	29

Women’s Health & Endocrine
Fosamax	208	221	429	230	241	472	220	234	926	-9	-9
NuvaRing	142	154	297	135	145	280	134	145	559	6	6
Follistim AQ	133	143	276	134	137	270	119	138	528	4	2
Implanon	60	81	141	51	51	101	64	71	236	60	39
Cerazette	59	66	125	55	49	104	56	49	209	34	20

Other Pharmaceutical (3)	745	948	1,697	946	941	1,888	942	1,044	3,879	1	-10

ANIMAL HEALTH	758	802	1,560	709	731	1,440	687	815	2,941	10	8

CONSUMER CARE (2)	517	541	1,058	489	544	1,032	409	381	1,823	-1	2
Claritin OTC	167	134	301	136	167	303	120	103	526	-19	-1

Other Revenues (4)	486	448	935	559	433	993	506	457	1,956	3	-6
Astra	322	306	628	364	241	605	345	302	1,252	27	4

*	100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1)	Only select products are shown.
(2)

Beginning in 2011, Merck changed the reporting for certain over-the-counter products. Sales of these products outside the United States were previously recorded in the Pharmaceutical business, and are now reported in the Consumer Care business. Prior period amounts have been recast on a comparative basis.

(3)

Includes pharmaceutical products not individually shown above. Other vaccines sales included in Other Pharmaceutical were $54 million and $67 million for the first and second quarters of 2011, respectively. Other vaccines sales included in Other Pharmaceutical were $55 million, $57 million, $94 million and $75 million for the first, second, third and fourth quarters of 2010, respectively.

(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.